Exhibit 10.36
February 22, 2006

Mr. Kenneth Kurtzman
2342 Mountain Crest Circle
Thousand Oaks, CA  91362
USA

Dear Ken:

This will confirm our offer and your acceptance of the position of Executive Vice President and Chief Risk Officer with Platinum Administrative Services, Inc. (the “Company”).  This offer of employment is contingent upon receipt and review of our criminal conviction record check.  Your starting salary will be $365,000 per year commencing on your first day of employment, which is scheduled to be on or prior to March 15, 2006. You will be paid semi-monthly (on the 15th and the last business day of each month) through a direct deposit into an account of your choice.  Your salary will be subject to annual review beginning in 2007.

Beginning in 2006, you may be eligible for a discretionary annual incentive bonus with a target of 75% of your actual base salary.  In order to be eligible for such a bonus, you must be employed at the time bonuses are awarded and paid.  Your bonus payout, if any, can be between 0 - 200% of your target.  However, you will receive an annual incentive bonus for 2006 of no less than 75% of the base salary you earn with the Company during 2006.  Bonuses will be awarded at the sole discretion of the Company and based on the financial performance of Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”) as well as your personal performance each year.  Any annual incentive bonus will be awarded and paid following the end of the applicable fiscal year, part in cash and part in restricted share units or other equity incentives, as determined by the Compensation Committee of the Board of Directors of Platinum Holdings.

You will also receive a cash sign-on bonus in the gross amount of $100,000.  This payment will be made as soon as administratively possible following the first day of your employment.

Upon your commencement of employment, you will be granted Share Options and Restricted Share Units valued at approximately $273,750.  These awards will vest over four years subject to their terms.  Beginning in 2007 you will be eligible for annual equity-based awards.  The actual amount, terms and conditions and the form of award will be determined by the Compensation Committee in its sole discretion.

You will also be eligible to participate in the Executive Incentive Plan (“EIP”).  It is expected that you will be granted a target annual award opportunity of $273,750, payable if certain performance objectives are achieved by Platinum.  The actual amount, terms and conditions and the form of payment of any award under the EIP will be determined by the Committee in its sole discretion.  You will receive payment of any accrued EIP award if you remain employed by Platinum until the date determined by the Compensation Committee for payment.

We will provide you with a relocation package that covers reasonable and customary expenses associated with relocating to New York.

The Company is committed to promoting honest and ethical business conduct by its employees, directors, officers and agents and compliance with the laws that govern the conduct of its businesses worldwide.  By accepting employment, you agree to comply with all applicable laws and regulations as well as all provisions of the Company’s Code of Business Conduct and Ethics (the “Code”).  You will be required to read the Code and sign an acknowledgement once you commence employment with the Company.  The Code is available for your review prior to employment if you wish to review it.  You should note that the Code may exceed minimum legal requirements or industry practice.

During the first year of your employment, you will be eligible to accrue paid time off days on a pro rata basis in accordance with Company policy.  Thereafter, you will accrue 34 paid time off days on an annual basis in accordance with Company policy.  During your first week of employment a Human Resources representative will discuss Company policies and employee benefits in detail with you.

We are required by law to verify your identity and right to work for immigration purposes.  You will need two pieces of identification as indicated on the back of the attached I-9 form.  Please bring this form and the required documentation on your first day of employment.

Although I hope our relationship will be long and mutually rewarding, the foregoing is not intended to create an employment contract.  Your employment will be “at will,” which means that either you or the Company can terminate your employment at any time, for any reason or no reason.

If you have any questions, please feel free to contact me at (441) 298-0752.

Very truly yours,

/s/ Michael E. Lombardozzi

Michael E. Lombardozzi
President

ACCEPTED AND AGREED:

/s/ Kenneth A. Kurtzman
Kenneth Kurtzman

Feb. 26, 2006
Date